Exhibit 10.25

Global Remuneration Policy Statement (GRPS)

Summary of Janus Henderson Group Plc Remuneration Policy

Janus Henderson (‘the Group’) operates a single Remuneration Policy which applies in its entirety to all Group entities and employees including the executive and international populations, unless local laws or regulations set more rigorous requirements for any aspect, in which case the higher standards apply.

The Group considers that a successful remuneration policy should be sufficiently flexible to take account of future changes in the Group’s business environment and remuneration practice and therefore the Group’s policy is subject to change from time to time.  The policy is reviewed on an annual basis to ensure that it remains aligned with evolving business strategy and changes in the markets in which we operate, is consistent with best practice, promotes sound and effective risk management and is compliant with applicable regulations.

The policy is implemented through the following components of remuneration and contractual arrangements, each having a specific role in achieving the Group’s remuneration objectives:

•                  Basic Salary

•                  Benefits

•                  Short-term incentives including annual bonuses

•                  Long-term incentives

•                  Employee share plans

Reward Philosophy, Strategy & Policy

Reward Policy

The Group has an established remuneration framework which, within the boundaries set by the Board’s Risk Appetite Statement, is designed to be market competitive, motivate employees to improve individual and corporate performance, retain key employees and align employee actions with the interests of clients and shareholders.  This framework and associated policy is overseen by the Compensation Committee (‘the Committee’), taking into account the guidelines set down by the Financial Conduct Authority (FCA), the UK regulatory body, on executive pay and remuneration practices, together with other remuneration legislation or regulations applicable to other territories in which the Group operates.

Reward Philosophy & Strategy

Our remuneration philosophy and strategy is designed to:

•             provide total reward opportunities which, subject to performance, are competitive within our defined markets both in terms of quantum and structure, and reflect individual contribution to business performance and sound risk management;

•             attract and retain individuals critical to the long term success of the Group;

•             maintain an appropriate balance between both fixed and variable pay, and short and long term elements of remuneration, in order to minimise the prudently manage risk taking and to align with the Group’s strategic objectives and time horizons;

•             reinforce a strong performance culture through rewards which are differentiated based on Group, division, team and individual performance;

•             align management interests with those of the Group’s shareholders and clients by delivering a significant portion of annual remuneration in shares of Janus Henderson stock and units of Janus Henderson funds;

•             encourage wider employee share ownership to reinforce the alignment between the interests of employees, shareholders and clients and enable employees to share in the wealth creation of the business;

•             ensure that reward related processes are compliant with industry regulations and legislation, consistent with market practice and include effective risk management controls.

Pay Mix

The Committee takes into account, when determining remuneration awards, the need to ensure an appropriate ratio between fixed and variable components to ensure that Janus Henderson can operate a fully flexible incentive policy.  This includes the payment of no bonuses should performance of the firm and/or the individual require this.   Within this policy, base salary levels are designed to be both market competitive and sufficient so that employees do not become totally dependent on their variable compensation, so we are not bound to pay a bonus if it is inappropriate to do so.

The Group does not operate specific ratios (maxima or minima) but is guided by external pay comparisons, managing fixed and variable compensation in line with market and by reference to individual performance.

Annual incentive arrangements

For the vast majority of employees the Group operates short term incentive plans, to reward performance and align participant and shareholder interests, which are discretionary in nature, but are typically underpinned by funding frameworks which:

•             guide management and the Committee in terms of funding quantum;

•             provide directional guidance to employees in terms of the required performance metrics and standards; and

•             provide the relevant performance benchmarks to further the alignment of performance (as measured against these metrics and standards) with the individual’s variable reward.

All variable incentive funding decisions are determined by the Committee, (and are reviewed by the Board of HGHAML as governing body for the Group’s regulated businesses), taking into account:

•             recommendations of Management;

•             an independent risk assessment provided by the Chief Risk Officer (CRO) which takes into account a range of risk and compliance related factors including items reported to the Board Risk Committee (BRC) in the Strategic Risk Report.  Recommendations from this risk assessment may lead to a downward adjustment on variable incentive funding;

•             progress against business financial and strategic goals;

•             other financial and non-financial factors which the Committee believe are relevant in assessing the underlying financial and overall performance of the Group; and

•             the impact of the proposed funding decisions against an overall compensation ratio framework.

The funding frameworks are largely discretionary in nature under which annual incentive awards are delivered to participating staff.  The frameworks take the form of indicative, but non-contractual, funding formulae based on relevant financial and non-financial metrics which are typically set as part of annual business planning and budgeting cycles.  The primary short term incentive arrangement is called the Partnership Profit Pool (covering 96% of staff within the Group) and is constructed as a ‘profit share’ arrangement with the pool being initially set as a (discretionary) share of Pre-Incentive Operating Income (PIOI) between shareholders and employees.  Further general features of the funding frameworks are as follows:

•             the quantum derived under the relevant funding framework may be adjusted at the discretion of Management/the Committee;

•             the co-CEOs, CRO and co-Heads of HR review and sign-off both proposed allocations to divisions within Janus Henderson and, on an exceptions basis, allocations to individuals;

•             a separate sub-committee (the ‘Code Staff Compensation Committee’ — ‘CSCC’) also reviews, on behalf of the Committee, all remuneration proposals relating to individuals classified as Code and/or Identified Staff under the FCA, AIFMD and UCITS Remuneration Codes.  The CSCC, which comprises of representatives from the Investment Management, Assurance and Human Resources divisions, provides a regular report to the Committee in relation to any remuneration recommendations for this cadre for approval by the Committee;

•             the CSCC also reviews, on behalf of the Janus Henderson Executive Committee, all remuneration proposals from the context of operational errors and/or breaches to internal risk and control polices.  The CSCC, reviews a range of data indicative of errors and breaches, highlighting relevant case details to management for consideration during the annual performance rating and remuneration allocation processes and may recommend relevant adjustments to both performance rating and/or incentive awards to reflect the nature of issues identified from a materiality (both quantitative and qualitative) and culpability perspective;

•             allocations to individuals are made on a discretionary basis by relevant line managers and business heads, by reference to overall individual performance as determined in line with our performance management processes, and are subject to internal consistency check processes.

•             outcomes under the plans (both at the individual level and in aggregate) are subject to risk adjustment processes (as outlined below).

•             all awards are subject to the Group’s standard deferral arrangements (see below), with the non-deferred portion being delivered in cash and, where appropriate, restricted units, in the first quarter after the end of the relevant Performance Year.

The Group operates a small number of legacy contractual and formulaic arrangements which predominantly relate back to contractual arrangements carried over following historic acquisitions.  These arrangements are subject to risk adjustment processes and standard Group deferral mechanisms (and where appropriate, deferral arrangements mandated by relevant regulation).

A market standard sales commission arrangement is operated for distribution staff in the US.

Performance fee incentives

The Group receives performance fees in relation to certain funds depending on outperformance of the fund against pre-determined benchmarks and shares these performance fees, on a discretionary basis, with fund managers of the relevant funds — such awards may be made in addition to allocations under the annual incentive frameworks set out above.  Performance Fee bonus awards form part of the aggregate funding of the Investment Management Profit Pool and direct allocation of these bonuses will be phased out by the end of 2019 with incentive awards for performance fee generation being included within the aggregate discretionary bonus funding.

Performance Fee incentives are subject to the same risk adjustment, review and deferral principles that apply to the discretionary funding frameworks.  They are allocated on a discretionary, individual by individual basis, by the relevant lead fund manager, to individuals working on the relevant fund or to individuals who provide additional material input or support to the operation of the fund, with proposed allocations being subject to approval by senior management and control function heads.

Co-CEO framework

A framework for the co-CEOs utilizes a scorecard which the Committee believes incorporates the best components from the legacy Janus and Henderson compensation programs and is designed to align the co-CEOs’ compensation with Company performance, which the Committee believes drives long-term value for shareholders and clients.  The scorecard utilized following the Merger in May 2017 is based upon the same factors used by the Company to evaluate its business. The performance measures and weighting used are as follows:

•                  30% - Deliver investment excellence for clients (measured based on 3-year investment performance relative to benchmark);

•                  40% - Drive financial results for shareholders (measured based on revenue growth, total net flows, and growth in net income before taxes); and

•                  30% - Drive strategic results for long-term success for clients and shareholders (measured based on execution of strategic initiatives such as; leading integration efforts, delivering exceptional client service, and achieving operational excellence).

Under the agreed compensation framework, the variable incentive compensation for the co-CEOs is determined by multiplying a target incentive award by a multiplier (between 0% and 200%).  This multiplier is determined by reference to the outcome of a scorecard of pre-determined measures as described above.

To establish the target incentive award, the Committee considered the merged Company’s revenue and total assets under management (AUM) compared to the revenue and total AUM of a select peer group of companies to ensure that the target incentive opportunity reflects competitive pay practices of other asset management firms in the principal markets in which we do business and compete for executive talent.

Other Long term and employee Share Ownership Awards

The Group operates other incentive remuneration plans designed to incentivise long term performance and behaviours and align employees with shareholders via exposure to Group shares including:

Restricted Share Plan	-

used for 2 separate purposes:

•                  a mechanism to provide Buyout Awards for new hires to compensate them for the forfeiture of deferred awards from their previous employer arising from commencement of their employment with the Group;

•                  incentive awards to existing staff in certain circumstances, with such awards vesting subject to achievement of material performance conditions.

Long Term Incentive (LTI)	-

A plan designed to encourage acquisition of/increase in equity ownership in the Group, thereby strengthening commitment, effort and reward for excellence in individual performance; attraction and retention of new hires, with a view to optimizing Group profitability and growth.

Awards are time vested (typically 2-4 years) and are not subject to performance conditions

The Group also operates voluntary all employee shares plans including Buy As You Earn (BAYE) and Sharesave (SAYE) in which staff can participate within approved contribution guidelines to encourage employees to become shareholders in the Group.

Deferral arrangements

All staff at Janus Henderson are subject to mandatory deferral arrangements which apply to all variable incentive remuneration (excluding the sales commission arrangement for distribution staff in the US), in excess of specified thresholds (or as appropriate as mandated by regulation e.g. AIFMD/UCITS).  Deferred awards are delivered under the Deferred Equity Plan (DEP), Long Term Incentive (LTI) or Mutual Fund Award (MFA) plan in the form of Group shares or interests in Janus Henderson funds, vesting in three equal tranches over a 3 year period.  Forfeiture provisions apply to employees who cease employment with the Group, other than in prescribed circumstances, during the vesting period.  Furthermore, malus and/or clawback provisions apply under the majority of these plans at the discretion of the Committee under which the Committee have the power to vary or lapse individual unvested awards, or clawback vested awards, in specified circumstances.

Where required by regulation, a proportion of both deferred and non-deferred incentive remuneration is delivered, where practicable, in relevant shares/units of underlying funds.

The Deferral Policy is reviewed annually by the Committee to ensure that it remains aligned with:

•             Janus Henderson’s business strategy, associated time horizons and risk appetite;

•             competitive practice in the sectors and jurisdictions in which the Group operates;

•             emerging regulatory practice.

Risk adjustment

The Risk and Compliance teams provide regulatory compliance and risk management advice/input into the design of the Group incentive plans, the Group Remuneration Policy, the determination of short-term incentives (including, annual incentive pools and allocations, performance fee incentive allocations) and, on an exceptions basis, the annual appraisal process and the vesting of deferred and long term incentive plans.

Remuneration decisions are made in the context of the Group’s Risk Appetite Statement which sets out the risk envelope within which activities may be undertaken (a separate RAS is also maintained by the Board of HGHAML).   Control function input includes:

•             regular review of Remuneration Policy to ensure that it is aligned with the Risk Appetite Statement, complies with the spirit of relevant regulatory requirements and has sufficient references to the Group’s ability and intention to apply risk adjustments as appropriate;

•             independent advice and risk/compliance metrics to the Board Risk Committee (BRC) which in turn provides assurance to the Committee in relation to the appropriateness of plan design and metrics from a risk management perspective;

•             capture of all risk related incidents and Compliance breaches and provision of relevant data to inform relevant oversight and governing bodies, (including the Executive Committee, the BRC, the Investment Performance and Risk Committee, the Operational Risk and Performance Committee, the Errors and Breaches Forum and the Compensation Committee);

•             production of an annual report to the BRC/Remuneration Committee providing an overall assessment of risk management relative to the Risk Appetite Statement(s), and making recommendations in relation to the impact on proposed incentive pool funding and LTIP vesting;

•             the approval of bonus funding at the divisional level, taking into account the incidence, patterns, size of risk events during the relevant Performance Year and the attitude and culture of risk management;

•             a specific annual review is also undertaken  to consider proposed incentive allocations at the individual level against the inventory of risk, compliance and disciplinary related events with risk adjustments being applied where appropriate.  Similar processes also apply to performance fee incentives which may be awarded throughout the year.

Identification of Code/Identified Staff

A rigorous 6 monthly review is conducted by the CSCC, to ensure that the list of Code/Identified Staff remains current.  The Code/Identified staff list is approved annually by the Committee.

The following categories of employee/Executive have been identified as Code/Identified Staff:

	FCA	AIFMD	UCITS
Executive and Non-Executive Directors of JHG	Yes
Executive and Non-Executive Directors of HGHAML	Yes	Yes	Yes
Other members of the Janus Henderson Executive Committee	Yes	Yes	Yes
Significant Influence Functions (SIFs), including Heads of APAC and North America, and the Heads of Risk, Compliance, Internal Audit, Information Technology, Human Resources, Tax and Group Finance	Yes	Yes	Yes
Control Functions – senior staff responsible for risk management, compliance and internal audit for the AIFMs/UCITS.		Yes	Yes
Other individuals as satisfying the qualitative and quantitative criteria for the identification of Material Risk Takers (MRTs) asset out in the EBA Regulatory Technical Standard (RTS)	Yes
Members of other key governing bodies and committees, including:

• Boards of the AIFMs;		Yes	Yes
• Boards of UCITs			Yes
• Global Strategic Product Committee;		Yes	Yes
• Investment Performance and Risk Committee;		Yes	Yes
• Investment Strategy Group		Yes	Yes
Staff responsible for heading portfolio management, administration and marketing for the AIFMs/UCITs		Yes	Yes
Lead Fund Managers and other investment management professionals who are deemed to have a material impact on the risk profile of the AIF or UCITS funds that they manage		Yes	Yes
Staff in the same remuneration bracket as risk takers and senior management whose activities have a material impact on the risk profile of an AIF or UCITS fund	Yes	Yes	Yes

Other key Remuneration Code principles

Risk management and risk tolerance

The following features of remuneration policy/practices promote sound and effective risk management and discourage risk-taking in excess of the firm’s levels of tolerated risk:

•             the CRO and BRC maintain and regularly update the Risk Appetite Statement(s), monitoring incidents, performance and behaviours in line with the RAS, making recommendations to the Committee in respect of any issues or incidents that require adjustment at the aggregate funding or individual allocation level;

•             the Remuneration Policy is reviewed by the CRO to ensure it complies with regulatory and other requirements, particularly with regard to sound risk management and the ability to apply risk adjustments;

•             Investment Performance and fund construction is monitored by the independent Investment Risk team to ensure that the latter is aligned, at all times, with investors’ reasonable expectations based on the investment objectives for the relevant fund and any other material (including marketing material) presented to investors;

•             the Operational Risk team monitor any operational risk related losses;

•             the CRO is also involved in the review and design of remuneration plans;

•             in the case of fund managers, deferrals of performance fee and other incentive awards are typically made into the funds they manage, thereby aligning their interests explicitly with those of the investors in the funds.

Supporting business strategy, objectives, values and long-term interests

The following factors are relevant in ensuring remuneration policy is aligned with business strategy, objectives, values, sound risk management and long-term interests:

•             base salary is targeted at market competitive rates and is set at a quantum which is deemed sufficient to minimise reliance on variable incentive award, thereby mitigating excessive risk taking;

•             the Group operates discretionary short term incentive arrangements under which:

•             allocations at the individual level are aligned with overall individual performance assessments;

•             aggregate allocations also reflect the performance of the Group and the divisions and teams in which an individual works;

•             the individual’s own performance is assessed both against achievement of personal objectives (the ‘what’) and performance against the Group’s core values (the ‘how’);

•             the short term incentive funding arrangements are largely driven by sharing profits between shareholders and employees, creating direct alignment with the success and profitability of the Group;

•             Senior Management/the Committee exercise their discretion in determining incentive funding levels, by reference to their view of the underlying performance of the business.

•             the Group shares performance fees (on a discretionary basis) with its fund managers, providing a direct link with the performance of the funds they manage and the returns that investors receive, thereby increasing the alignment between employees and investors;

•             The Group operates material deferral mechanisms (up to 60% of variable remuneration) under which deferred awards are primarily delivered in the form of Group shares and or interests in Janus Henderson funds/products, reinforcing the alignment between the employee, the Group and shareholder/investor interests;

•             in addition to deferral arrangements, the Group encourages share ownership throughout the employee base via all employee share ownership mechanisms (e.g. BAYE and SAYE);

•             all material variable remuneration plans contain malus and clawback provisions to ensure that awards can be adjusted or reversed over the long term to reflect detrimental issues or circumstances that arise beyond the date of award or vesting;

•             Mandatory shareholding requirements apply under which Executive Directors (Non-Executive Directors) are required to acquire and hold shares with a value at least equal to 300% of base salary (for NEDs, minimum of shares with a face value at date of acquisition of $300k).

Conflicts of interest

Oversight of reward, management of conflicts of interest and the link between risk and reward is achieved through a combination of:

•             effective remuneration design;

•             the oversight of the Remuneration Committee and the ExCo in ensuring appropriate and, where necessary, independent oversight of both remuneration policy and outcomes.

The Group also operates an Ethics and Conflicts Committee, chaired by the co-CEO to identify conflicts of interest wherever they arise within the business, and to ensure that such risks are removed, or mitigated by management by virtue of complementary internal processes and supervisory activities.  The Ethics and Conflicts Committee reviews reward mechanisms and issues on at least an annual basis.

Governance

Our governance processes ensure robust oversight of reward, effective management of any potential conflict of interests and reflect the need to link remuneration decisions with our risk appetite.  The governance of Janus Henderson’s remuneration is managed through various bodies:

•             Human Resources and the ExCo oversee remuneration policies and procedures approved by the Committee;

•             the BRC looks at the risk appetite, tolerance and risk management for Janus Henderson and feeds its views into the remuneration decision making process, including the submission of a risk report to the Committee for consideration;

•             Human Resources are responsible for supporting and sending any information to the Committee, which is the highest level decision making body for remuneration.

The Committee is responsible for ensuring they take into consideration financial and non-financial criteria, risk and compliance reports, and any other relevant information in making decisions around remuneration, and sets an overall framework within which overall compensation costs are managed.

In addition, the Committee has significant powers to vary or lapse individual unvested awards in cases of poor risk management, where results have been misstated, where there has been a material downturn in financial performance, or where there has been serious misconduct.

Remuneration and capital

The firm’s variable remuneration is directly linked to profits generated in the current year, reflecting the firm’s ability to pay.  Variable funding arrangements are largely discretionary such that management have the ability to reduce levels appropriately should a downside scenario occur.  Schemes will only deliver value in the context of the firm generating sufficient profits thereby strengthening its capital base.

Funding metrics for the incentive schemes are proposed by Management and reviewed approved by the Committee on an annual basis.  The key financial metrics and primary and individual performance metrics taken into account are:

Key Funding metrics:

•             Pre-Incentive Operating Income (PIOI)

•             1-, 3-, and 5-year investment performance track record

•             gross performance fees

•             gross and net sales

and additionally, for the co-CEO frameworks

•             revenue growth,

•             total net flows,

•             growth in net income before taxes, and

•             strategic results

Key individual performance metrics:

•             Profitability - contribution to overall profitability of the firm;

•             Performance – investment performance and risk adjusted returns delivered on behalf of clients;

•             Partnership – wider contribution to overall Group performance including alignment with the Group’s purpose and aims and core values (putting clients first, acting like an owner, succeeding as a team).

•             Personal contribution against individual objectives in line with the Group’s purpose and aims.

The discretionary nature of the majority of the funding frameworks means that the Committee is able to determine pool funding within agreed compensation frameworks and compensation ratios and has the power to adjust the pools (even to zero) if it determines to reflect its view of the underlying financial position of the firm.

Performance assessment

The Group operates an annual appraisal process on a global basis, under which staff set (jointly with management), and are measured against:

•             both financial and non- financial objectives and metrics,

•             specific behavioural competencies including compliance, risk management and TCF provisions and confirmation that the appraisee demonstrates an appropriate level of risk and compliance management in accordance with the Group’s policies and procedures.

•            achievement of both personal objectives (the ‘what’) and performance against the Group’s core values and guiding principles (the ‘how’).

Line Managers are required to undertake reviews of performance at least annually.  In conjunction with Business Unit and Function Heads, the Human Resources department analyse and calibrate performance ratings across the Group to ensure that ratings have been applied consistently and performance has been effectively differentiated.  For all staff, discretionary variable remuneration decisions take into account the individual’s performance appraisal rating.  This is a ‘guidance based’ approach with no specific rules which constrain individual line manager discretion, although this is reviewed as part of the HR and CE allocation review mechanisms.

The CRO provides oversight and commentary during this process on how risks have been managed and, as appropriate, may make recommendations for adjusting performance ratings.

Anti-avoidance and anti-hedging

All Code/Identified Staff in receipt of performance based awards are required to certify that they will not use personal hedging strategies, or take out insurance contracts, that undermine the risk alignment that is intended by the award of deferred remuneration.  This is monitored through Janus Henderson’s rules with regard to personal share dealing/financial contracts and is monitored by Compliance.

Guaranteed bonus and buy out awards

The Group complies with the principles of the FCA Remuneration Code in relation to Guaranteed Bonuses in that guaranteed variable remuneration is only awarded in cases where:

•             it is exceptional;

•             it occurs in the context of hiring new staff;

•             the firm has a sound and strong capital base; and

•             it is limited to the first year of service.

Buying out deferred bonuses is permitted subject to, as far as possible, the timing, delivery mechanism (i.e. shares or cash) and amounts paid out being set to match the former arrangements (quantum and vesting schedule) including, where relevant, applicable performance conditions associated with the forfeited awards.